Exhibit 99.1

Zynerba Pharmaceuticals Announces Full Exercise of Underwriters’ Option to Purchase Additional Shares

DEVON, Pa., February 9, 2017- Zynerba Pharmaceuticals, Inc. (NASDAQ: ZYNE), a clinical-stage specialty pharmaceutical company dedicated to the development of innovative transdermal synthetic cannabinoid treatments, today announced that the underwriters of its previously announced public offering of 2.8 million shares of its common stock have exercised in full their option to purchase an additional 420,000 shares of common stock at the public offering price of $18.00 per share, less customary underwriting discounts and commissions. With the exercise of the underwriters’ option, gross proceeds to Zynerba from the offering are expected to be approximately $58 million, before deducting underwriting discounts and commissions and other offering expenses payable by Zynerba. The closing of the option exercise is expected to occur on February 13, 2017, subject to customary closing conditions.

Jefferies LLC and Piper Jaffray & Co. acted as joint book-running managers for the offering. Cantor Fitzgerald & Co. acted as lead manager, and Oppenheimer & Co. and Roth Capital Partners acted as co-managers for the offering.

The securities described above are being offered by Zynerba pursuant to a shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission (the “SEC”) on September 1, 2016 and declared effective by the SEC on September 12, 2016. The offering is being made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A final prospectus supplement and accompanying prospectus related to the offering has been filed with the SEC and is available on the website of the SEC at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus may be obtained from Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Ave, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388 or by email at Prospectus_Department@Jefferies.com; or Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at 800-747-3924 or by email at prospectus@pjc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Zynerba Pharmaceuticals, Inc.

Zynerba Pharmaceuticals (NASDAQ:ZYNE) is a clinical-stage specialty pharmaceutical company focused on developing and commercializing proprietary next-generation synthetic cannabinoid therapeutics formulated for transdermal delivery. Zynerba is developing therapeutic candidates based on proprietary transdermal technologies that, if successfully developed, may allow sustained, consistent and controlled delivery of therapeutic levels of two cannabinoids: cannabidiol (CBD), a non-psychoactive cannabinoid, and tetrahydrocannabinol (THC). Transdermal delivery has the potential to reduce adverse effects associated with oral dosing. ZYN002, the Company’s CBD gel, is the first and only synthetic CBD formulated as a patent-protected permeation-enhanced gel. In June 2016, the company initiated the Phase 2 STAR 1 (Synthetic Transdermal Cannabidiol for the Treatment of Epilepsy) clinical trial of ZYN002 CBD gel in refractory epilepsy patients with focal seizures, the most common form of epilepsy in adults. In August 2016, the Phase 2 STOP (Synthetic Transdermal Cannabidiol for the Treatment of Knee Pain due to Osteoarthritis) clinical trial in patients with knee pain due to osteoarthritis was initiated. In December 2016, the Company initiated the exploratory Phase 2 FAB-C (Treatment of Fragile X Syndrome Anxiety and Behavioral Challenges with CBD) clinical trial in children with Fragile X syndrome (FXS). Zynerba is also developing ZYN001, which utilizes a synthetically manufactured pro-drug of THC. A Phase 1 clinical study for ZYN001 is planned to begin in the first half of 2017. Learn more at www.zynerba.com and follow the Company on Twitter at @ZynerbaPharma.

Cautionary Statement Regarding Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including the Company’s expectations regarding the completion, timing and size of the option exercise, the Company’s anticipated proceeds therefrom and other statements containing the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend,” “expect” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as other risks and uncertainties discussed in the Risk Factors set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC and in other filings the Company makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent the Company’s views only as of the date of this press release. Important factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements, and as such we anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Contact

Jim Fickenscher, CFO and VP, Corporate Development

Zynerba Pharmaceuticals

484.581.7483

Fickenscherj@zynerba.com

Kimberly Minarovich

Argot Partners

212.600.1902

kimberly@argotpartners.com

Media Contact

Eliza Schleifstein

Argot Partners

973.361.1546

eliza@argotpartners.com